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                                                                     EXHIBIT 4.3

                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE, dated as of July 30, 2003, by and between Getty Images, Inc., a Delaware corporation (the "Issuer"), and The Bank of New York, a New York banking corporation (the "Trustee").

     WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of June 9, 2003 (the "Indenture"), in connection with the issuance of the Issuer's 0.5% Convertible Subordinated Debentures due 2023;

     WHEREAS, the Issuer desires to amend Section 2.16 of the Indenture pursuant to Section 9.01(a) thereof, without notice to or consent of any holder, to cure an ambiguity, defect or inconsistency in such section; and

     WHEREAS, all action on the part of the Issuer necessary to authorize the execution, delivery and performance of this First Supplemental Indenture has been taken.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is agreed as follows, effective upon the execution hereof by the Issuer and the Trustee:

     SECTION 1. The first paragraph of Section 2.16 of the Indenture shall be amended and restated in its entirety as follows:

     "The Issuer agrees, and by acceptance of a beneficial interest in a Security each Holder and any beneficial owner of a Security shall be deemed to agree, to treat, for United States federal income tax purposes, the Securities as debt instruments that are subject to Treasury Regulation Section 1.1275-4(b). For United States federal income tax purposes, the Issuer agrees, and by acceptance of a beneficial interest in a Security each Holder and any beneficial owner of a Security shall be deemed to agree, to treat the fair market value of the Common Stock received upon the conversion of a Security as a contingent payment for purposes of Treasury Regulation Section 1.1275-4(b) and to accrue interest with respect to outstanding Securities as original issue discount for United States federal income tax purposes (i.e., Tax Original Issue Discount) according to the "noncontingent bond method," set forth in Section 1.1275-4(b) of the Treasury Regulations, using the comparable yield of 9.25% compounded semi-annually and using the projected payment schedule determined by the Issuer. Holders or beneficial owners may obtain a copy of the projected payment schedule by contacting the Issuer: Getty Images, Inc., 601 N 34th Street, Seattle, Washington 98103, Attention: Treasurer."

     SECTION 2. The recitals contained herein shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

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     IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first written above.

                                             GETTY IMAGES, INC.


                                             By: /s/ Elizabeth J. Huebner
                                                 -------------------------------
                                                     Elizabeth J. Huebner
                                                     Senior Vice President and
                                                     Chief Financial Officer


                                             THE BANK OF NEW YORK


                                             By: /s/ Michael Pitfick
                                                 -------------------------------
                                                     Michael Pitfick
                                                     Assistant Vice President